ATT: KATHY Shoeback

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Sept 2, 2004

SOFTWARE DISTRIBUTION AGREEMENT

This Software Distribution Agreement (this "Agreement") is entered into as of the ___ day of [redacted], 2004 (the "Effective Date"), by and between Infinium Labs, Inc., a Delaware corporation with its principal place of business at 2033 Main Street, Suite 309, Sarasota, FL 34237 ("Infinium"), and **Enlight Interactive Inc.**, a Delaware company with its principal place of business at 8725 Yvonne court way, Parkville, Md 21234 ("Licensor").

Deleted: ________

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1. Definitions.

"Converted Product" means one instance of an End User either activating a Licensed Product that is preloaded on client hardware distributed to such End User as part of the Service or downloading a Licensed Product from the Service, and then purchasing unlimited use of that Licensed Product.

"End User" means an individual subscriber to the Service located in the Territory.

"Licensed Products" means the current and future game titles Licensor provides to Infinium for redistribution via the Service, detailed in Exhibit A as amended from time to time.

"Licensor Deliverables" means the software, information and other materials described on Exhibit B.

"Net Receipts" means the gross amounts actually received by Infinium from End Users attributable to Converted Products, less the following amounts, which are not to exceed 6% of such gross amounts: credit card processing fees, amounts attributable to refunds, rebates, returns, allowances and adjustments actually granted to End Users, costs of distributing the Converted Products, taxes, duties or other governmental charges on production, sales, transportation, delivery, importation or use actually borne by Infinium, and an amount equal to 6% of such gross amounts as a reserve for bad debt and credit-card charge reverses, provided that such reserved amount shall be reconciled with actual receipts on a quarterly basis.

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"Release to Manufacturing" means Licensor's release of a completed, tested and fully functional master version of a Licensed Product to Licensor's designated manufacturers or distributors for distribution to end users.

"Royalty" has the meaning set forth in Section 6, below.

"Service" means the Phantom gaming service, including hardware, software and other infrastructure, created and maintained by Infinium.

"Territory" shall have the meaning set forth on Exhibit C.

2. Licenses.

2.1 Licensed Products. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Infinium the following non-exclusive licenses:

(i) to install, execute and reproduce the Licensed Products on computers controlled by Infinium in order to evaluate and analyze the Licensed Products to the extent reasonably necessary for Infinium to distribute the Licensed to End Users via the Service;

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(ii) to deconstruct the Licensed Products into packets that facilitate the distribution of the Licensed Products to End Users via the Service;

(iii) to preload copies of the Licensed Products on client hardware for distribution to End Users and to electronically distribute via the Service copies of the Licensed Products to End Users;

(iv) to permit such End Users to use the Licensed Products on a perpetual, subscription or time-limited basis, but only in conjunction with the Service; and

(iv) to cache copies of the Licensed Products on the Service and make a reasonable number of copies of the Licensed Products for Infinium's backup use.

2.2 Marketing Materials. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Infinium the following non-exclusive licenses:

(i) to reformat and reproduce any marketing or promotional materials contained in the Licensor Deliverables, including cover art, animated demos, video clips, trailers and screen shots of the Licensed Products (the "Marketing Materials") to the extent reasonably necessary for Infinium to engage in the marketing activities set forth in Section 5; and

(ii) to use, display and distribute the Marketing Materials and the Licensed Products as part of the marketing activities set forth in Section 5.2.

2.3 End-User Agreements. Use of the Licensed Products by End Users shall be governed by a "click-wrap" license agreement between Licensor and the End Users accompanying the Licensed Product. Infinium shall have the right to review and approve any such "click-wrap" license agreement prior to Infinium's distributing the applicable Licensed Product. Use of the Service, including the right to download and to access the Licensed Products, shall be governed by an agreement between the End Users and Infinium. Licensor understands and agrees that, if there is a conflict between the terms of the click-wrap agreement between Licensor and the End Users and the agreement between Infinium and the End Users, the agreement between Infinium and the End Users shall control.

2.4 Restrictions. The licenses granted under this Agreement are expressly conditioned on Infinium's compliance with each of the following conditions:

(i) Infinium shall have no access to the source code of any of the Licensed Products and shall not reverse engineer or decompile the Licensed Products in order to derive the source code of the Licensed Products; and

(ii) all copies of the Licensed Products made by Infinium must retain Licensor's copyright and trademark notices.

3. Licensor's Obligations.

3.1 Licensor Deliverables. Licensor shall deliver to Infinium the Licensor Deliverables within fifteen (15) days following the Effective Date. For Licensed Products added to Exhibit A after the Effective Date, Licensor shall deliver to Infinium the Licensor Deliverables within fifteen (15) days following Release to Manufacturing of such Licensed Products.

3.2 Notification of New Titles. Licensor shall notify Infinium of any and all upcoming Microsoft Windows-based games in Licensor's lineup, and such games shall be deemed Licensed Products and added to Exhibit A as Frontline Products.

3.3 ESRB Ratings. Licensor shall, at its own cost and expense, apply for and obtain a rating from the Entertainment Software Rating Board ("ESRB") for each of the Licensed Products.

3.4 Quality Assurance. Licensor shall use industry-standard quality assurance methods in the development and production of the Licensed Products prior to Release to Manufacturing.

3.5 Support to End Users. Licensor shall provide all End Users with the same customer service and technical support that Licensor provides to other end users of the Licensed Products but in no event less than industry-standard customer service and technical support.

3.6 Support to Infinium. Licensor shall, during Licensor's regular business hours, provide to Infinium technical support regarding the Licensed Products to assist Infinium in implementing the distribution of the Licensed Products via the Service.

3.7 Compliance with Laws. Licensor shall comply with all applicable laws, rules and regulations in connection with its performance of its obligations under this Agreement.

4. Infinium's Obligations.

4.1 Implementation of Service. Infinium shall, at its own expense, implement and maintain the Service, including acquiring and maintaining all hardware, software and other infrastructure necessary the make the Service available to End Users.

4.2 Support to End Users. Infinium shall provide all End Users with industry-standard customer service and technical support with regard to the Service, and shall be responsible for billing and collecting all amounts due from End Users for use of the Service.

4.3 Security. Infinium shall implement and maintain reasonable technical measures, such as encryption, to prevent unauthorized access or use of the Service and the Licensed Products.

4.4 Reports. Within thirty (30) days following the end of each calendar month during the term of this Agreement, Infinium shall provide to Licensor a written report of the number of Converted Products distributed during such month on a Licensed-Product-by-Licensed-Product basis.

4.5 Privacy Policy; Certification. Infinium shall implement and comply with a privacy policy for the Service, and shall use reasonable efforts to obtain a certification of such policy from ESRB or other similar independent organization.

4.6 Compliance with Laws. Infinium shall comply with all applicable laws, rules and regulations in connection with its performance of its obligations under this Agreement including, without limitation, the Children's Online Privacy Protection Act.

5. Marketing.

5.1 Promotion of the Service. Licensor may take part in promotional opportunities Infinium makes available via the Service. Such promotional opportunities are listed in Exhibit D, which may be amended from time to time at Infinium's sole discretion. In addition, Licensor shall promote Infinium as a distributor of the Licensed Products, including through use of logos provided by Infinium, in a manner and with a prominence no less favorable than other

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distributors, whether online, "brick and mortar" or otherwise. On a quarterly basis, personnel of Licensor and Infinium shall meet to disclose, review and discuss future promotional opportunities for the Licensed Products and the Service. Licensor shall otherwise promote the Service in marketing and promotional materials for the Licensed Products as agreed upon by the parties from time to time.

5.2 Promotion of the Licensed Products. As part of promoting and marketing the Service, including at trade shows and in association with co-marketers and co-promoters, Infinium shall be permitted to (i) use Licensor's trade name and the marks and branding elements associated with the Licensed Products (the "Marks"), (ii) use, display and distribute the Marketing Materials and (iii) display the Licensed Products. In using the Marks, Infinium shall comply with any branding guidelines provided by Licensor and shall discontinue any such use upon Licensor's request. Such use of the Marks shall inure to the benefit of Licensor.

5.3 No Tarnishment. Neither party shall disparage the other party or otherwise take any action with the intent of tarnishing the other party's reputation.

5.4 Publicity. Neither party shall issue a press release announcing the business relationship established by this Agreement without the prior written consent of the other party. Infinium may, however, disclose publicly that Infinium has become a licensee of Licensor and is entitled to distribute the Licensed Products electronically.

6. Payments.

6.1 Advance. Infinium shall pay to Licensor an advance against royalties as set forth on Exhibit C (the "Advance"). The Advance shall be credited against any royalty payments owed under Section 6.2, below.

6.2 Royalties. Within thirty (30) days following the end of each calendar month during the term of this Agreement, Infinium shall (i) pay to Licensor a percentage (as set forth in Exhibit C) of Net Receipts generated during the immediately preceding calendar quarter (the "Royalty"), and (ii) provide to Licensor a written report, in such detail as Licensor may reasonably require, of Net Receipts generated during the immediately preceding calendar quarter and the Royalty due. If no Net Receipts have accrued during any such period, a written statement to that effect shall be furnished.

Deleted: quarter

6.3 Post-Termination Report. Infinium shall provide a written report to the Licensor within sixty (60) days following the date of any expiration or termination of this Agreement, in such detail as Licensor may reasonably require, of all Royalties due pursuant to Section 6.2 but that were not previously reported to Licensor, and shall pay to Licensor all such Royalties due to Licensor.

6.4 Records. Infinium shall keep accurate records of all operations affecting payments hereunder, and shall permit Licensor or its duly authorized agent to inspect all such records for the purpose of determining the accuracy of Infinium's payments under this Agreement and to make copies of or extracts from such records no more often than once per calendar year during regular business hours during the term of this Agreement and for a period of one (1) year thereafter. All such records shall be deemed Confidential Information of Infinium and shall be used solely for the purpose of determining compliance with Infinium's payment obligations under this Agreement.

6.5 Exchange Rate. All payments, including Royalties on Net Receipts from End Users located outside of the United States, shall be paid in United States dollars. For the purpose of computing royalties payable on Net Receipts from End Users located outside of the United States, amounts received by Infinium in foreign currencies shall be converted into United States dollars at that end of the calendar month in which such amounts were received at the market rate of exchange as published by the Wall Street Journal in effect as of the final business day of such calendar month.

7. **Proprietary Rights.**

Infinium acknowledges Licensor's proprietary rights in the Licensed Products. Title to the Licensed Products shall at all times remain solely with Licensor. Licensor retains all rights not expressly granted. Except as expressly set forth herein, Infinium shall not disassemble, decompile, reverse engineer, copy, modify, transcribe, store, translate, sell, lease, or otherwise transfer or distribute the Licensed Products, in whole or in part, without prior authorization in writing from Licensor.

8. **Warranties.**

8.1 Limited Product Warranty. Licensor warrants to Infinium that, for a period of one (1) year following delivery of the Licensor Deliverables for a Licensed Product (the "Warranty Period"), such Licensed Product will substantially conform to any written descriptions or specifications of the Licensed Products published by Licensor and will not contain any undocumented back doors, trap doors, locks, time bombs, viruses, worms, Trojan horses or other destructive code. During the Warranty Period, Licensor shall, at its option, repair or replace or any Licensed Product that does not comply with the limited warranty set forth in this Section. In the event that neither of these two options is reasonably available, Licensor shall refund to Infinium all amounts received by Licensor, including advance payments and Royalties, attributable to such Licensed Product.

8.2 By Infinium. Infinium represents and warrants to Licensor as follows: (a) Infinium has full corporate power and authority to enter into and carry out its obligations under this Agreement; (b) the execution, delivery and performance of this Agreement will not conflict with, are not inconsistent with and will not result in any breach of any terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default under any agreement, contract, document or instrument to which Infinium is a party or by which it is otherwise bound; (c) this Agreement has been duly executed and delivered by Infinium and constitutes the legal, valid and binding obligation of Infinium, enforceable against Infinium in accordance with its terms; and (d) no authorization, consent, approval or similar action of or by any third party is required for or in connection with Infinium's authorization, execution, delivery or performance of this Agreement.

8.3 By Licensor. Licensor represents and warrants to Infinium as follows: (a) Licensor has full corporate power and authority to enter into and carry out its obligations under this Agreement; (b) the execution, delivery and performance of this Agreement will not conflict with, are not inconsistent with and will not result in any breach of any terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default under any agreement, contract, document or instrument to which Licensor is a party or by which it is otherwise bound; (c) this Agreement has been duly executed and delivered by Licensor and constitutes the legal, valid and binding obligation of Licensor, enforceable against Licensor in accordance with its

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terms; (d) no authorization, consent, approval or similar action of or by any third party is required for or in connection with Licensor's authorization, execution, delivery or performance of this Agreement; (e) the promotion, distribution and use of the Licensed Products as set forth in this Agreement will not infringe upon, or constitute a misappropriation of, any third party's intellectual property rights; and (f) the use of the Marks by Infinium as permitted under this Agreement will not constitute an infringement or dilution of a third party's trademark rights in the Territory.

8.4 DISCLAIMER. THE WARRANTIES SET FORTH IN THIS SECTION 8 ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESSED OR IMPLIED. EXCEPT FOR THE WARRANTIES SET FORTH IN THIS SECTION 8, EACH PARTY HEREBY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED, WHETHER ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

9. Indemnification.

9.1 Indemnification by Infinium. Infinium, at its own expense, shall indemnify, defend and hold harmless Licensor against any third-party claim, suit, action, proceeding, debt or liability, including reasonable attorneys' fees, based on or arising from: (i) breach by Infinium of any of its covenants, representations or warranties under this Agreement; (ii) breach by Infinium of any obligation owed by Infinium to an End User under a separate agreement (including the agreement for provision of the Service); or (iii) the gross negligence or willful misconduct of Infinium.

9.2 Indemnification by Licensor. Licensor, at its own expense, shall indemnify, defend and hold harmless Infinium, its employees, representatives, agents and affiliates against any third-party claim, suit, action, proceeding, debt or liability, including reasonable attorneys' fees, brought against Infinium based on or arising from: (i) breach by Licensor of any of its covenants, representations or warranties under this Agreement; (ii) breach by Licensor of any obligation owed by Licensor to an End User under a separate agreement (including the "click-wrap" license agreement applicable to the Licensed Products); (iii) any reproducible, material bugs or defects, viruses, worms, Trojan horses, web bugs, time bombs, "spyware" or other harmful or invasive code or components or material defects in workmanship in the Licensed Products; or (iv) the gross negligence or willful misconduct of Licensor.

9.3 Procedure. In claiming any indemnification hereunder, the indemnified party shall promptly provide the indemnifying party with written notice of any claim which the indemnified party believes falls within the scope of the foregoing paragraphs. The indemnified party may, at its own expense, participate in the defense if it so chooses, provided that the indemnifying party shall control such defense and all negotiations relative to the settlement of any such claim and further provided that any settlement intended to bind the indemnified party shall not be final without the indemnified party's written consent, which shall not be unreasonably withheld.

9.4 Additional Rights for Claims of Infringement. In the event a third party asserts or threatens any claim asserting: (a) that the marketing, licensing, distribution or use of any of the Licensed Products infringes upon, or constitutes a misappropriation of, such third party's intellectual property rights in the Territory, then Licensor may, at its option (i) procure for

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Infinium and the End Users a license to continue distributing and using the Licensed Product, (ii) modify such Licensed Products to make them non-infringing, or (iii) if neither of the foregoing is commercially practicable, terminate this Agreement with respect to the allegedly infringing Licensed Product in the jurisdiction in which infringement is asserted, and pay to Infinium all amounts that Infinium refunds to End Users as a result of such termination.

10. Term and Termination.

10.1 Term of Agreement. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with the provisions of this Agreement, continue thereafter for a period of five (5) years (or, with respect to a particular Licensed Product, such other period as may be designated in Exhibit A). After such initial five (5) year period, this Agreement shall automatically renew for additional periods of one (1) year each, unless either party has provided, at least sixty (60) days prior to such renewal, written notice to the other of their intention to not so renew.

10.2 Termination for Breach. Either party may terminate this Agreement in the event the other party has breached any material term or condition of the Agreement and such breach remains uncured for sixty (60) days following receipt of written notice from the non-breaching party specifying the breach.

10.3 Termination upon Insolvency. This Agreement may be terminated by either party immediately and without notice in the event the other (i) admits in writing its inability to pay its debts generally as they become due, (ii) makes a general assignment for the benefit of creditors, (iii) institutes proceedings to be adjudicated a voluntary bankrupt, or consents to the filing of a petition of bankruptcy against it, (iv) is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, (v) seeks reorganization under any bankruptcy act, or consents to the filing of a petition seeking such reorganization, or (vi) ceases to do business itself or through a successor.

10.4 Effect of Termination. Upon termination of this Agreement, neither party shall be relieved of any obligation or liability that has accrued prior to the date of such termination. Each party shall return the other party's Confidential Information or, at the request of the owner of the Confidential Information, destroy it and certify in writing that such destruction has been completed.

10.5 Survival. The obligations of the parties under the following Sections shall survive expiration or termination of this Agreement for any reason: Sections 6.3, 6.4, 8, 9, 10.4, 10.5, 11 and 12.

11. Confidentiality.

11.1 Confidential Information. "Confidential Information" means any information (including, but not limited to, customer lists, marketing and distribution plans and activities), report, document or other materials disclosed or provided to the other party during the term of this Agreement which is of a trade secret, confidential, proprietary or like undisclosed nature or which is identified as such.

11.2 Non-disclosure. All Confidential Information shall be retained by the receiving party in confidence for the term of this Agreement and for a period of five (5) years thereafter and shall not be used by a party except in connection with performance of their obligations or enjoyment of their rights under this Agreement. The receiving party shall not disclose or otherwise make

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available any of the Confidential Information to anyone, including employees and agents, except those employees or agents of the receiving party who need to know the Confidential Information for the receiving party to perform its obligations or enjoy its rights under this Agreement. The receiving party shall (i) instruct any such employees and agents not to disclose or otherwise make available any of the Confidential Information to anyone, and (ii) be liable to the disclosing party for any action or inaction of such employees or agents that would violate this Agreement, had the action or inaction been that of the receiving party directly. The receiving party shall exercise the same care and safeguards with respect to Confidential Information disclosed by the disclosing party as used to maintain the confidentiality of its own information of like character, but in any event a reasonable degree of care.

11.3 Exceptions. Nothing in this Agreement shall in any way restrict the right of a receiving party to use, disclose, or otherwise deal with any information that (i) was already known to the receiving party at the time of disclosure as evidenced by written documents in the receiving party's possession prior to disclosure, (ii) was generally available to the public or becomes publicly known through no wrongful act of the receiving party, (iii) was received by the receiving party from a third party who had a legal right to provide it, or (iv) was developed independently of knowledge of Confidential Information received by the receiving party from the disclosing party. In addition, a receiving party shall be permitted to disclose Confidential Information if required pursuant to the request of any governmental agency or any court of competent jurisdiction, provided that the receiving party shall limit disclosure to only that specific information required, shall use its reasonable efforts to obtain confidential treatment with respect to any such information disclosed, and shall notify the other party before providing such information in order to enable that party to seek a protective order.

12. Miscellaneous.

12.1 No Agency. The parties hereto are independent contractors and nothing in this Agreement shall create or imply any agency relationship between the parties, nor shall the Agreement be deemed to constitute a joint venture or partnership between the parties. Neither party shall have authority to bind or otherwise obligate the other in any manner whatsoever.

12.2 Waiver. No waiver shall be implied from conduct or failure to enforce rights. No waiver shall be effective unless in a writing signed by both parties.

12.3 Assignment. Neither this Agreement nor any of the rights, interest or obligations hereunder may be assigned by any party hereto without the prior written consent of the other party, except for an assignment to a successor of a party in the event of a merger, acquisition or other change in control of such party. This Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

12.4 Notices. All notices, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, mailed by registered or certified mail or sent by overnight courier as follows:

If to Infinium:

Infinium Labs, Inc.
2033 Main Street, Suite 309
Sarasota, FL 34237

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Attention: Kathy Schoback

Deleted:

with a copy to:

Infinium Labs, Inc.
2033 Main Street, Suite 309
Sarasota, FL 34237
Attention: General Counsel

If to Licensor:

Enlight Interactive Inc
8725 Yvonne Ct. Way
Parkville MD 21234
Attention: Paul Lombardi;

or to such other address as a party may from time to time specify for itself by written notice given as provided above. All notices shall be deemed to have been given on the date of delivery if delivered by hand, three business days after mailing and on the business day after being sent by courier.

12.5 Entire Agreement. This Agreement, including all exhibits hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous communications and agreements. In the event of a conflict between the body of this Agreement and an exhibit, such exhibit shall control. This Agreement may not be modified except by a written agreement dated subsequent to the Effective Date and signed on behalf of the parties by their respective duly authorized representatives.

12.6 Severability. If any provision of this Agreement is held to be invalid, void or unenforceable, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the remaining provisions of this Agreement shall remain in full force and effect.

12.7 Governing Law. This Agreement and all claims related to it, its execution or the performance of the parties under it, shall be construed and governed in all respects according to the laws of the State of Washington, without regard to the conflict of law provisions thereof.

12.8 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts which, when taken together, shall constitute one and the same instrument. Facsimile signatures shall have the same effect as original signatures.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

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INFINIUM LABS CORPORATION	ENLIGHT INTERACTIVE INC.
By: [signature]	By: [signature]
Print Name: Kevin Bachus	Print Name: Paul Lombardi
Title: President & COO	Title: CEO
Date: September 21, 2004	Date: 9-2-04

Deleted: [LICENSOR]

EXHIBIT A
LICENSED PRODUCTS

Full Game Name, including trademarks	Term limitations (if any)
Back Catalog Titles:	
Trackmania	
Virtual Skipper III	
Seven Kingdoms II	
Frontline Titles:	
Serapland	
Restaurant Empire	
X2 – The Threat	
Joan of Arc	
Nemesis of the Roman Empire	
Warlords Battlecry III	
Fast Lanes Bowling	
Zoo Empire	
Capitalism 2	
Other titles to be added as publicly announced by Enlight	

EXHIBIT B
LICENSOR DELIVERABLES

For each Licensed Product:

Gold master (without copy protection)
Box cover art
Digital logo
Legal lines
Patches and other updates
Promotional Screen Shots
Animated Demos
Movie trailers
Pre-release demo code

EXHIBIT C
TERRITORY; PAYMENTS

Territory:

United States of America, its territories and possessions, Canada and Mexico.

Advance:

$10,000, payable in two equal installments, the first due within thirty (30) days following the Effective Date, and the second due within thirty (30) days of receipt of the Licensor Deliverables for all Licensed Products releasing on or before November 23, 2004.

Royalties:

Licensed Product	Royalty
1) ***Frontline Titles*** (Licensed Products that are distributed via usual and customary videogame channels, and whose sales figures are reported by NPD, and whose average retail price as reported by NPD is greater than $9.00):	30% of Net Receipts
2) ***Digitally Distributed Titles*** (Licensed Products that are only distributed electronically):	50% of Net Receipts
3) ***Back-Catalog Titles*** (All other Licensed Products):	50% of Net Receipts

Deleted: 25%